Filed pursuant to Rule 424(b)(3)
SEC File No. 333-266476

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated August 5, 2022)

11,050,000,000 Ordinary Shares Represented by 2,210,000 American Depositary Shares

Pre-Funded Warrants to Purchase 5,750,000,000 Ordinary Shares Represented by 1,150,000 American Depositary Shares

Common Warrants to Purchase 16,800,000,000 Ordinary Shares Represented by 3,360,000 American Depositary Shares

5,750,000,000 Ordinary Shares Represented by 1,150,000 American Depositary Shares

Issuable Upon Exercise of the Pre-Funded Warrants

16,800,000,000 Ordinary Shares Represented by 3,360,000 American Depositary Shares

Issuable Upon Exercise of the Common Warrants

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form F-1, effective as of August 5, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-266476). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Form 6-K furnished with the Securities and Exchange Commission (the “SEC”) on October 27, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “QNRX”. On October 26, 2022, the closing price for our ADSs on the Nasdaq Capital Market was $1.97 per ADS.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties under the heading “Risk Factors” beginning on page 10 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 27, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October 2022 (No. 1)

Commission File Number 001-37846

QUOIN PHARMACEUTICALS LTD.

(Translation of registrant’s name into English)

Azrieli Center, Round Tower, 30th Floor

132 Menachem Begin Blvd

Tel Aviv, 6701101

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒    Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

EXPLANATORY NOTE

Annual General Meeting

Quoin Pharmaceuticals Ltd. (the “Company”) commenced its Annual General Meeting of Shareholders (the “Meeting”) on Thursday, October 27, 2022, at 12:00 pm, US Eastern Time, at The Logan, One Logan Square, Philadelphia, PA 19103. However, the Meeting was adjourned due to the lack of quorum. The Meeting will be held on Thursday, November 3, 2022, at 12:00 pm, US Eastern Time, at the offices of Blank Rome LLP, One Logan Square, Philadelphia, PA 19103.

The information in this Form 6-K, including the exhibits hereto, shall be incorporated by reference into the Company’s registration statements on Form S-8 (Registration Nos. 333-214817, 333-220015, 333-225003 and 333-232230,), and on Form F-3 (Registration Nos. 333-219614 and 333-229083).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 27, 2022	QUOIN PHARMACEUTICALS LTD.

	By:	/s/ Gordon Dunn
	Name:	Gordon Dunn
	Title:	Chief Financial Officer